Exhibit 10.78

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of October 29, 2018, by and between Micron Solutions, Inc. (“Micron”), with its principal place of business located in Fitchburg, Massachusetts, and William Laursen (“Employee”), who resides at 13 Peninsula Road Harvard, Massachusetts.  Micron and Employee are collectively referred to herein as the “Parties.”

WHEREAS, Micron desires to retain the services of Employee as President and Chief Executive Officer of Micron, and Employee desires to be employed by Micron in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and undertakings herein, each party agrees as follows:

1.    Employment and Duties.  Micron hereby agrees to employ Employee, and Employee hereby accepts employment, as President and Chief Executive Officer of Micron, upon the terms and conditions hereinafter set forth, both Parties expressly revoking any and all prior employment agreements between them.  Employee’s employment by Micron shall commence on November 29, 2018 (the “Start Date”).  In his capacity as President and Chief Executive Officer, Employee, to the best of his abilities, shall be responsible for performing the duties commensurate with his position.  Employee shall report to Micron’s Board of Directors (the “Board”), and Employee agrees to perform such duties as the Board may assign to him.

Employee agrees that he is an employee-at-will, and, as such, his employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of either Employee or Micron.  Employee agrees that, if his employment ceases for any reason while he is a member of the Board, then he shall submit to the Board his written resignation from the Board within forty-eight (48) hours after his last day of employment.

If Employee dies or becomes totally disabled during the term of this Agreement, Employee’s employment and salary shall terminate at the end of the month during which death or total disability occurs, and no other compensation or benefits shall be paid to Employee.  For the purposes of this Agreement, Employee shall be deemed to be “totally disabled” if he has been unable to perform his duties by reason of medical condition for 90 days in any 365-day period, all as determined in good faith by Micron’s Board.

2.    Exclusive Services.  Employee agrees that he will, during the employment term, devote his entire working time, attention and best efforts to the performance of the duties as aforesaid and to the business and interests of Micron, and he shall perform such duties as may be assigned to him ably, faithfully and diligently.  Employee shall not at any time or in any manner, either directly or indirectly, be involved in any other occupation while he is employed by Micron unless agreed to specifically by the Board.  During Employee’s employment, he shall not serve on more than three (3) boards of directors of entities other than Micron’s Board without the written permission of the Chairperson of the Board.  Employee hereby represents and warrants that he is not now subject to any agreement which is or would be inconsistent or in conflict with his obligations under this Agreement.

3.    Compensation.

(a)    Base Salary.  As compensation for the services to be rendered by Employee under this Agreement, Micron agrees to pay, and Employee agrees to accept a base salary at the annualized rate of $280,000.  Employee’s base salary will be reviewed by the Board on an annual basis and may be increased from time to time in the sole discretion of the Board; provided, however, that Employee, if a Director, will not be entitled to vote on such matter.  Employee’s salary shall be payable in accordance with Micron’s regular payroll practices, subject to withholding and other applicable taxes.

(b)    Performance Bonus.  Employee shall be eligible to receive compensation under Micron’s Executive Incentive Plan; provided, however, that he shall not be entitled to receive any performance bonus for 2018.  The specific goals criteria and target for earning such compensation will be mutually agreed upon by the Parties within the context of the Executive Incentive Plan.   If Employee meets the plan target, then he will be eligible to receive a cash bonus in a gross amount equal to 35% of his base salary; if he achieves 125% or more of the plan target, then he will be eligible to receive a bonus in a gross amount equal to 50% of his base salary; and, if he achieves 75% or less of the plan target, then he shall not be eligible to receive any bonus.  The Executive Incentive Plan includes a Long Term Incentive Plan (LTIP) to award executives for achievement of Micron’s strategic objectives that lead to maximization of shareholder value.  LTIP awards shall be 100% in the form of stock-based compensation as stock grants (“grants”) stock options (“options”), Restricted Stock Units (RSUs) at the discretion of Micron, or other forms of stock based compensation in accordance with Micron’s 2010 Equity Incentive Plan or any successor plan (the “Plan”).

(c)    Signing Bonus.  Employee shall receive a one-time signing bonus in the form of an incentive stock option to purchase 100,000 shares of Micron common stock at an exercise price per share equal to the fair market value per share on the date of grant (the “Option”).  The Option will be subject to the terms of the Plan.  Except as otherwise provided in the Plan, the Option shall vest over a four-year period, vesting as to 25% of the shares underlying the Option on the first anniversary of the Start Date and each anniversary date thereafter until fully vested, provided that in the event Employee is involuntarily terminated without Cause (as defined below) prior to the fourth anniversary date, Employee’s unvested options shall accelerate as to 6.25% per calendar quarter of the shares underlying the Option, as of the last day of each calendar quarter in which Employee performed his services to Micron. The Option shall expire ten (10) years from the date of grant and will fully vest upon a “Change in Control” (as defined in Section 8(b) below).  The Parties acknowledge that if and to the extent the options that vest in a year exceed the ISO limit under the Internal Revenue Code (the “Code”), the options will be nonqualified stock options.  Provided that Employee has signed this Agreement by October 25, 2018, Employee shall receive a one-time cash bonus in the gross amount of $10,000 to be paid after the Start Date and before December 31, 2018.

All of Employee’s compensation is subject to deductions for regular payroll taxes and withholding, as required by State and Federal law, as well as other deductions that Employee authorizes.

(d)    Fringe Benefits.  Employee also shall be entitled to the following benefits in each year of this Agreement:

(i)    Employee shall be eligible to participate in Micron’s various benefit plans (including health, dental, life, disability and retirement) on the same basis as Micron’s other employees; and

(ii)    Employee shall be eligible to receive Micron’s various paid time off benefits (including paid vacations and holidays) on the same basis as Micron’s other employees; provided, however, that Employee shall be eligible to receive five (5) weeks of paid vacation per calendar year.

4.    Confidentiality.  Employee is aware that Micron develops and utilizes, and that he has had and will continue to have, access to valuable technical and nontechnical trade secrets and confidential information including, but not limited to, knowledge, information and materials about Micron’s trade secrets (as “trade secret” is defined in M.G.L. Chapter 93L), mailing lists, methods of operation, advertiser lists, advertisers, customer lists, customers or clients, products, services, know-how, business plans and confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to Micron which are not in the public domain (“Confidential Information”), all of which constitutes a valuable part of the assets of Micron which Micron seeks to protect.

Accordingly, Employee shall not at any time during or after the termination of his employment by Micron for any reason, reveal, disclose or make known to any person (other than as may be required by law or in the performance of his duties), or use for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Employee represents and warrants that he has not revealed, disclosed or made known to any person (other than as may be required by law or in the performance of his duties), or used for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Upon cessation of Employee’s employment, no documents, records or other matter or information belonging to Micron, whether prepared by Employee or otherwise, and relating in any way to the business of Micron, shall be taken or kept by Employee without the written consent of Micron.

5.    Non-Solicitation and Non-Competition.  Employee acknowledges that, in the course of his employment by Micron, he will have access to Micron’s Confidential Information, and he will be intimately and directly involved in developing and maintaining Micron’s goodwill and serving Micron’s customers and prospective customers.  Accordingly, Employee agrees as follows:

(a)    Non-Solicitation.  During his employment by Micron and for a period of  (x) one (1) year for subsection (i) below and (y) two (2) years for subsection (ii) below, after such employment has ceased for any reason, Employee shall not, without the prior written consent of Micron:

(i)    directly or indirectly solicit or accept any business substantially similar to that done by Micron from any person, company, firm or organization, or any affiliate of the foregoing, which is or was a customer or Active Prospect of Micron during the two (2) year period prior to the end of Employee’s employment at Micron,  for or on account of any individual, business enterprise, firm, partnership, association or corporation other than Micron; or

(ii)    directly or indirectly solicit the employment of, entice away, or in any other manner persuade or attempt to persuade any person employed by Micron to leave such employment.

For the purposes of this Agreement, “Active Prospect” means an entity with which Micron has engaged in substantial discussions regarding the possibility of doing business with Micron during the 12-month period prior to Employee’s separation from employment.

(b)    Non-Competition.  During Employee’s employment by Micron and for a period of one (1) year after Employee has ceased to be employed by Micron (the “Non-Compete Period”) if he is terminated for Cause (as defined in Section 8(a) below), Employee shall not, without the prior written consent of Micron, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity:

(i)    provide the specific type of services that Employee provides to Micron in the last two (2) years of his employment (collectively, the “Services”) to or on behalf of any business that is in competition with Micron and is located within the geographic area(s) in which Employee, during any time within the last two (2) years of his employment, provided services or had a material presence or influence (the “Restricted Area”); or

(ii)    own, control, or manage any business or activity that is in competition with Micron in the provision of the Services in the Restricted Area, provided, however, that the record or beneficial ownership of five (5) percent or less of the outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Section.

6.    Innovations.

(a)    Employee hereby assigns, transfers and conveys to Micron and its successors and assigns the entire right, title, and interest in any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not they are made, conceived or reduced to practice during working hours or using any of Micron’s data or facilities) (collectively, “Innovations”) which Employee makes, authors, conceives, reduces to practice or otherwise acquires during any period of his employment by Micron (either solely or jointly with others), and which are related to Micron’s present or planned business, Micron’s services or products, and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.  The Innovations shall be the sole property of Micron and shall at all times be held by Employee in a fiduciary capacity for the sole benefit of Micron.

(b)    All such Innovations that consist of works of authorship capable of protection under copyright laws shall be prepared by Employee as works made for hire, with the understanding that Micron shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  The foregoing notwithstanding, to the extent that any such Innovations is not deemed a work made for hire, Employee hereby assigns to Micron the entire right, title, and interest in such Innovations and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.

(c)    Employee shall maintain adequate and current written records of all such Innovations, which shall be available to and remain the sole property of Micron at all times.  Employee shall promptly disclose to Micron the details of any and all such Innovations and shall provide Micron with all information relative thereto.  Employee, without further compensation, shall fully cooperate with and assist Micron in obtaining and enforcing for its own benefit patents and copyright registrations on and in respect of such Innovations in all countries in all ways that Micron may request, to secure and enjoy the full benefits and advantages of such Innovations, including executing any and all documents that Micron deems necessary to obtain, maintain, and/or enforce its rights in such Innovations and providing any testimony required to obtain, maintain, and/or enforce such Innovations.  Employee agrees, for himself, and his heirs, legal representatives and assigns, without further compensation, to execute further assignments and other lawful documents as Micron may reasonably request to effectuate fully this assignment. Employee understands that his obligations under this section shall continue after the termination of his employment by Micron.

7.    Injunctive Relief.  Employee acknowledges that the restrictions contained in Sections 4, 5, and 6 above, in view of the nature of the business in which Micron is engaged, are reasonable and necessary to protect the legitimate interests of Micron.  Employee understands that the remedies at law for his violation of any of the covenants or provisions of Sections 4, 5, or 6 may be inadequate, that such violations may cause irreparable injury within a short period of time, and that Micron shall be entitled to seek preliminary injunctive relief and other injunctive relief against such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Micron shall have in law and equity for the enforcement of those covenants and provisions.  Employee’s obligations under Sections 4, 5, and 6 of this Agreement shall survive the termination of this Agreement and Employee’s employment hereunder.

8.    Severance Benefits.

(a)    Termination Without Cause Severance Benefits.  As set forth in Section 1 above, Employee’s employment by Micron is on an at-will basis.  However, in the event that Employee’s employment is involuntarily terminated without Cause (as defined below) and for reasons unrelated to Employee’s death or disability, and provided that Employee executes and does not revoke the separation agreement described in Section 8(c) and attached hereto as Exhibit A (the “Separation Agreement”), then (i) Micron will pay Employee severance in an amount which is equivalent to his weekly salary (at the rate then in effect) for fifty-two (52) weeks, and (ii) if Employee is a participant in Micron’s group health plan and he elects continuation of coverage either under COBRA or an Exchange under the Affordable Care Act, Micron will reimburse him in an amount equal to Micron’s share of his prior health and dental insurance premium payment covering the first twenty-six (26) weeks of the severance period.  Additionally, if Employee executes and does not revoke the Separation Agreement, then he will receive any pro rata bonus if earned and accrued during any plan year in which Employee is employed for more than six (6) months.

For the purposes of this Section 8(a), “Cause” means (i) willful and deliberate misconduct by Employee, such as dishonesty, misappropriation of assets, insubordination or refusal to follow reasonable and lawful directives and other misconduct of comparable magnitude and kind; (ii) willful neglect of duty or other material breach of this Agreement by Employee; (iii) commission of any act of fraud involving Micron, involvement in any material conflict of interest or self-dealing involving Micron, or conviction of a felony or any offenses involving moral turpitude or any criminal offense involving Micron; (iv) any misconduct by Employee which has a material adverse effect on the business activities, financial condition, affairs or reputation of Micron; (v) material violation of any of Micron’s material policies or (vi) Employee’s failure or refusal to perform a substantial or important portion of his duties under this Agreement (for a reason other than illness or incapacity), which failure or refusal continues for thirty (30) days after Micron’s written notice to Employee, which notice reasonably informs him of such failure or refusal, and he fails to cure such failure within such 30-day period (the determination as to whether the Employee has cured such failure will be determined by Micron’s Board in its sole discretion).

(b)    Change-in-Control Severance Benefits.  In the event that Employee’s employment involuntarily terminates upon or within eighteen (18) months after Micron’s “Change in Control” (as defined below), or if Employee resigns from his employment for “Good Reason” (as defined below) upon or within eighteen (18) months after a Change in Control, and provided that Employee executes and does not revoke the Separation Agreement, Employee will be paid severance in an amount which is equivalent to his regular bi-weekly salary (at the rate then in effect) for a period of eighteen (18) months.  If  Employee’s employment involuntarily terminates upon a Change in Control which occurs during any plan year in which he is employed for more than six (6) months, and if Employee executes and does not revoke the Separation Agreement, then he will receive any pro rata bonus he has earned and accrued during such plan year.

For the purposes of this provision, a “Change in Control” is defined as (i) a merger or consolidation of Micron, or an acquisition of Micron stock by a person, as a result of which the stockholders of Micron immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity, and is a change of ownership under Treasury Regulations Section 1.409A-3(i)(5)(v) or a change in effective control of Micron under Treasury Regulation Section 1.409A-3(i)(5)(vi) or (ii) the sale of a substantial portion of Micron’s assets, as defined under Treasury Regulation Section 1.409A-3(i)(5)(vii), in one transaction or in a series of related transactions.

For the purposes of this provision, “Good Reason” shall exist upon an involuntary (i) material reduction in Employee’s duties and responsibilities as President and Chief Executive Officer; (ii) reassignment of Employee to a place of business which is more than 50 miles from Micron’s headquarters as of the Start Date; (iii) reduction in Employee’s base salary, or (iv) material breach of this Agreement by Micron.  Employee must provide written notice of termination for Good Reason to Micron within thirty (30) days after the event constituting Good Reason.  Micron shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Employee’s notice of termination.  If Micron does not correct the act or failure to act, Employee’s employment will terminate for Good Reason on the first business day following thirty (30) -day cure period.

(c)    Separation Agreement.  Micron’s obligation to provide Employee with the severance payments and benefits described above shall be subject to, and conditioned upon, Employee’s executing and not revoking the Separation Agreement.  Any negotiations and/or revisions made or to be made to the Separation Agreement to be executed after Employee’s separation shall not affect or extend the 21-day period under the Older Workers Benefit Protection Act (OWBPA), whether such revisions are material or immaterial.  Further, any severance payments and benefits owed to Employee hereunder will begin to be paid within sixty (60) days after Employee’s separation from service; provided, however, that if the period during which Employee has discretion to execute or revoke the Separation Agreement straddles two (2) calendar years, then payments will commence in the second of such years regardless of which year Employee actually signs and delivers the executed Separation Agreement, if required by Section 409A.

(d)    Section 409A.  Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent.  Micron shall have no obligation to Employee in the event of any failure of any payment or permitted deferral under the Agreement or any plan or agreement described in the Agreement to comply with Section 409A.  To the extent required for compliance with the requirements of Section 409A, references in the Agreement to a termination of employment shall mean a “separation from service” as defined by Section 409A.  If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

If Employee is deemed a “specified employee” for 409A purposes, all severance payments set forth herein to the extent such payments constitute non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall be delayed for a period of six (6) months following separation from service, or if earlier upon the date of Employee’s death.  In such case, Employee shall receive a catch-up single lump-sum cash payment equivalent to the amounts that would otherwise have been paid to Employee (in the absence of the delay) during the initial six-month period following separation from service, after which time any remaining monthly severance payment shall resume until all severance has been paid in full.  Such payments shall be paid in accordance with Micron’s payroll practice then in effect.

9.    Mediation/Arbitration of Disputes.   In the event of a dispute between the Parties, Employee and Micron agree to work cooperatively to resolve the dispute amicably at appropriate, mutually determined management levels.  In the event that a resolution at such management levels does not occur, either party may submit the dispute to mediation.  Both Parties shall agree on one mediator and participate in said mediation in good faith.  If the matter has not been resolved pursuant to mediation within sixty (60) days of the commencement of such procedure, which may be extended by mutual agreement of the Parties, the dispute shall be settled by final and binding arbitration in Worcester, Massachusetts in accordance with the rules then prevailing of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and each party shall bear his or its own costs, including attorneys’ fees.  Notwithstanding the foregoing, any dispute relating Employee’s obligations pursuant to Sections 4, 5, or 6 above, and/or any of his obligations under the Separation Agreement, shall not be subject to the mediation/arbitration provisions set forth in this Section.

10.    Indemnification.    Employee shall be indemnified by Micron, and Micron shall pay Employee’s related expenses as and when incurred, to the fullest extent permitted by applicable law and Micron’s articles of incorporation and bylaws, in the event Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Employee is or was a director or officer of Micron or its affiliates.  During Employee’s employment with Micron and its affiliates and after termination of employment for any reason, Micron shall cover Employee under Micron’s directors and officers insurance policy applicable to other officers and directors according to the terms of such policy.

11.    Agreement Binding Upon Successors.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries, provided, however, that Employee may not delegate his duties and obligations hereunder to any other person, and further provided that no assignment of this Agreement by Micron shall relieve Micron of any of its obligations under the terms of this Agreement.

12.    Waiver of Breach.  The waiver of either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Micron or Employee.  The failure to enforce any provision(s) of this Agreement shall not be construed as a waiver of such provision(s).

13.    Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Each provision of this Agreement or part thereof shall be severable.  If for any reason any provision or part thereof of this Agreement is finally determined to be invalid and contrary to, or in conflict with any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind each party.

14.    Notices.  Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, to the address listed below for the Parties, or to such other address as any party may hereafter direct in writing to the other party.

To Micron:	To Employee:
Chairman of the Board	William Laursen
Micron Solutions, Inc.	13 Peninsula Road
25 Sawyer Passway	Harvard, MA 01451
Fitchburg, MA 01420

15.    NOTICE REGARDING IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING.    An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

16.    Reports to Government Entities.  Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Employee does not need the prior authorization of Micron to engage in conduct protected by this paragraph, and Employee does not need to notify Micron that Employee has engaged in such conduct.

17.    Entire Agreement; Amendment.  This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements between the Parties.  It may not be changed orally but only by an agreement in writing signed by both Parties hereto.

18.    Governing Law.  This Agreement is made in, and shall be governed by, the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

19.    Acknowledgment.  Employee acknowledges that he has read and fully understands the terms of this Agreement; this Agreement was made available to Employee at the time that Micron’s offer of employment was made to Employee or ten (10) business days prior to the commencement of such employment, whichever is the earliest to occur, and that Employee has been advised that he has the right to consult legal counsel prior to signing this Agreement.

[Signature page below]

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives, have executed and delivered this Agreement to be effective as of the day and year first above written.

MICRON SOLUTIONS, INC.

	By:	/s/ Mr. Jason R. Chambers
Witness		/s/ Mr. Jason R. Chambers
Chairman of the Board

EMPLOYEE

/s/ Mr. William J. Laursen
Witness	/s/ Mr. William J. Laursen